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                     February 11, 2022

       Robert B. Ford
       President and Chief Executive Officer
       ABBOTT LABORATORIES
       100 Abbott Park Road
       Abbott Park, Illinois 60064-6400

                                                        Re: ABBOTT LABORATORIES
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 19,
2021
                                                            File No. 001-02189

       Dear Mr. Ford:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences